
                                                FILED PURSUANT TO RULE 424(b)(3)
                                                              File No. 333-88211

                                   KFX INC.

                                  PROSPECTUS

                                527,000 Shares

                         Common Stock, $.001 par value

     This prospectus relates to 527,000 shares of common stock, $.001 par value per share of KFx Inc., a Delaware corporation, which may be offered from time to time by the selling stockholder named herein. We will not receive any proceeds from the sale of the common stock, rather the selling stockholder will receive all of the net proceeds from the sale of the common stock. We will pay all expenses incident to the registration of the common stock under the Securities
Act of 1933, as amended.

     The selling stockholder may sell the common stock from time to time in one or more transactions for the selling stockholder's own account (which may include block transactions) on the American Stock Exchange or in negotiated transactions. Sales will be made on terms and prices negotiated between the selling stockholder and the buyers or, if made on the American Stock Exchange, at then current market prices. The selling stockholder has agreed not to sell any common stock until January 1, 2000 and to sell no more than 50,000 shares of common stock in any calendar month during the period from January 1, 2000 until June 30, 2000.

     The common stock is listed for trading on the American Stock Exchange under the symbol "KFX." On October 13, 1999, the last reported sale price of the common stock was $1.3125 per share.

     Our corporate offices are located at 1999 Broadway, Suite 3200, Denver,
Colorado 80202. Our telephone number is (303) 293-2992.

     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE THE "RISK
FACTORS" SECTION BEGINNING ON PAGE 3.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAVE APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

               The date of this prospectus is October 15, 1999.
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                               TABLE OF CONTENTS

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THE COMPANY.............................................................     1

RISK FACTORS............................................................     3

FORWARD LOOKING STATEMENTS..............................................     9

USE OF PROCEEDS.........................................................    10

SELLING STOCKHOLDER.....................................................    10

PLAN OF DISTRIBUTION....................................................    11

LEGAL MATTERS...........................................................    12

EXPERTS.................................................................    12

WHERE YOU CAN FIND MORE INFORMATION.....................................    12

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS AND FINANCIAL CONDITION MAY HAVE CHANGED SINCE THAT DATE.
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                                  THE COMPANY

     We develop and deliver various technological and service solutions to the electric power generation industry that enhance energy value while minimizing environmental harm. As a result, our solutions not only increase our customers' productivity but also facilitate their ability to comply with government imposed air emission standards. In general, we offer our customers technological solutions that enhance the output of coal-fired electric utility boilers while also reducing any harmful environmental impact.

     To date, we offer two leading technologies, K-Fuel(TM) and NeuSight(TM), to our customers in the electric power industry. First, we offer customers our K-Fuel(TM) technology, a patented technology that uses heat and pressure to physically and chemically transform high-moisture, low-energy value coal and other organic feedstocks into a low-moisture, high-energy solid clean fuel, or K-Fuel(TM). The principal benefit of the K-Fuel(TM) technology is that the fuel produced from the process can facilitate the efforts of electric power producers and other large-scale users of coal to meet the clean air standards imposed by the Clean Air Act, as amended by the Clean Air Act Amendments of 1990. Based on various analyses, the environmental benefits of burning K-Fuel(TM) versus most other comparable heat value coals appear to include significant reductions in emissions of nitrogen oxide, sulfur dioxide, carbon dioxide, mercury and chlorine.

     In February 1999, the first commercial burn of K-Fuel(TM) was completed at Indiana-Kentucky Electric Corporation's Clifty Creek generating station in southern Indiana. Initial results of the test burn indicate that K-Fuel(TM) appears to produce:

  . a reduction in nitrogen oxide emissions while maintaining full capacity and reducing internal power consumption;

  .  no unusual deterioration of internal boiler operations;

  .  a reduction in the fuel preparation costs;

  .  no spontaneous combustion; and

  .  an improvement in boiler efficiency.

     We plan to license our K-Fuel(TM) technology domestically and internationally to various parties wishing to construct and operate K-Fuel(TM) production facilities. Most recently, on June 28, 1999, we executed an agreement with Kennecott Alternative Fuels, Inc., an indirectly owned subsidiary of Kennecott Energy Company, one of the largest coal companies in the United States, that expands our strategic partnership with Kennecott to develop a 3 million ton per year K-Fuel(TM) plant. Under this agreement, we received $2.0 million in license and renewal fees in connection with licensing our K-Fuel(TM) technology to K-Fuel LLC. Of this payment, $1 million is a nonrefundable prepayment that will be applied against a K-Fuel(TM) license fee at the time Kennecott finalizes plans and commits to building a K-Fuel facility. We have committed the $1.0 million balance to our partnership with Kennecott to fund further action associated with developing the K-Fuel(TM) facility planned by Kennecott.

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     Additionally, in early 1998, through the acquisition of a controlling interest in Pegasus Technologies, Limited and our formation in mid-1998 of Net-Power Solutions, LLC, we added NeuSIGHT(TM) to the technological solutions that we offer to the electric power generation industry. NeuSIGHT(TM), which is a neural network-based (i.e. artificial intelligence) software technology, is the leading combustion optimization software product for coal-fired electric emissions. In general, the NeuSIGHT(TM) software gathers operating data from the boiler and develops a model of optimal boiler combustion, or burn, taking into account various safety, environmental and other restraints. Electric power companies that use the NeuSIGHT(TM) software enjoy optimal combustion efficiency, and as a result, increase their efficiency, lower their operating costs and facilitate their compliance with applicable environmental laws. Pegasus developed NeuSIGHT(TM) and continues to enhance it and develop related products while Net-Power Solutions focuses on the marketing and sales of NeuSIGHT(TM) licenses and related implementation services.

     NeuSIGHT(TM) provides various benefits, including:

     .  improved combustion performance;

     .  reduction in nitrogen oxide emissions;

     . improvements in boiler efficiency (heat rate), which translates into lower fuel costs, as well as lower emissions of sulfur dioxide and carbon dioxide;

     . an increase in gross generating capacity, providing more electricity for the power company to sell;

     . lower carbon in the ash waste by-product, which can convert a related waste product disposal cost into marketable ash product; and

     . improvements in opacity, which refers to the visible exhaust discharged from an emissions stack.

     On August 27, 1999 we issued 527,000 of our shares of common stock to AIW/P Holdings, Inc. as consideration for the assignment by AIW/P to us of a fifteen percent (15%) ownership interest in Pegasus pursuant to an Exchange Agreement and a Transfer Agreement between us and AIW/P. As part of the transaction, AIW/P directed us to issue the shares of common stock to Computer Associates International, Inc. This transaction increased our ownership of Pegasus to seventy-five percent (75%). To more efficiently organize and operate the business of Net Power Solutions and Pegasus, we plan to complete a merger of the two entities within approximately thirty (30) days. Following the merger, we will own an interest in the combined entity exceeding seventy-five percent (75%).

     As part of considering the exchange with AIW/P and the merger of Pegasus and Net Power Solutions, the Company commissioned an independent third party appraisal of the value of Pegasus and Net Power Solutions. The appraisal was conducted by the Evergreen Group and concluded that the estimated combined value of Pegasus and Net Power Solution approximated

                                       2
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$14,106,000. The Evergreen Group based its analysis on the assumptions, and used the methodologies, set forth in the appraisal.

     We are actively exploring various options to expand our business by adding other solutions (technologies, products and services) to meet: (a) the needs of the electric power industry as it is transformed by deregulation into a highly competitive industry; and (b) the increasingly stringent environmental standards triggered by indications of global warming and other environmental concerns. With our strategic partnership with Kennecott and our NeuSIGHT(TM) software, we expect to combine the benefits of K-Fuel(TM) with those of the NeuSIGHT(TM) optimizing solution, which would enable utilities to progress towards regulatory compliance.

     Although we are pursuing various international opportunities, during each of the three years ended December 31, 1998, substantially all of our operating activities were conducted domestically.

     We maintain our principal executive offices at 1999 Broadway, Suite 3200, Denver, Colorado 80202. Our telephone number is (303) 293-2992. Our World Wide Website is http://www.kfx.com. Information contained in our website is specifically not incorporated herein by reference or otherwise.

                                 RISK FACTORS

     An investment in the common stock being offered hereunder involves a high degree of risk. Before purchasing the common stock, you should carefully consider the following risk factors together with all other information in the prospectus.

     IT IS DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS BECAUSE WE ARE SHIFTING OUR STRATEGIC FOCUS TO THE DEVELOPMENT OF PEGASUS

     KFx was organized in 1992 and in August 1995, we commenced the initial application of our K-Fuel(TM) technology and began construction of a facility near Gillette, Wyoming, which is owned by KFx Fuel Partners, L.P. (a limited partnership of which we own 5%), in order to produce K-Fuel(TM). Historically, our primary enterprise has been the business of licensing and commercializing a patented technology that in general uses heat and pressure to physically and chemically transform high-moisture, low-energy per pound coal and other organic feedstocks into a low-moisture, high-energy solid fuel known as K-Fuel(TM). Operations at the K-Fuel facility began in the second quarter of 1998. In March 1998 we acquired, through our purchase of a controlling ownership interest in Pegasus, the software product NeuSIGHT(TM). Accordingly, we have a limited operating history upon which an evaluation of our prospects and future performance can be made. Although we continue to believe that K-Fuel(TM) technology has significant long term value, we believe that the software business of Pegasus offers more near term value. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the operation of a new business based on innovative technologies in a highly competitive industry.

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     WE HAVE NOT CONSISTENTLY ACHIEVED MATERIAL REVENUE SINCE OUR INCEPTION

     We have not consistently achieved material licensing, royalty or product sales revenues since we were formed in 1992. In addition, no significant revenue was earned prior to our formation when similar operations to ours were conducted by various predecessor entities. We have incurred significant net operating losses, including net losses of $3,781,342 in the six months ended June 30, 1999 and $6,783,817 and $5,095,160 in 1998 and 1997, respectively. At June 30, 1999, we had an accumulated deficit of $49,852,047, and we expect to incur additional losses in the future. We cannot assure you that we will ever achieve profitability, or be able to generate earnings sufficient to meet our interest and principal payment obligations.

     THE MARKET FOR NEUSIGHT(TM) AND RELATED SOFTWARE DEPENDS ON SUCCESSFUL SALES AND MARKETING STRATEGIES

     The market for NeuSIGHT(TM) and related software is uncertain. In our opinion, realization of near term value from the software business of Pegasus requires, among other things, the successful implementation of new sales and marketing programs. We have taken numerous steps to implement a variety of such programs and strategies, however, any evaluation or prediction of their effectiveness would be premature. We cannot assure you that our sales and marketing strategies for NeuSIGHT(TM) and related software will be successful.

     WE MAY NEED ADDITIONAL CAPITAL TO FUND OUR BUSINESS AND TO PAY INTEREST AND PRINCIPAL, AT MATURITY, ON OUR 6% CONVERTIBLE DEBENTURES

     We require substantial working capital to fund our business. In past years, we have experienced operating losses and negative cash flow and expect this situation to continue in the future. As a result, we have been dependent on sales of our equity securities and strategic relationships to fund construction of our K-Fuel facility and operating costs associated with our businesses.

     By selling our 6% convertible debentures in July 1997, we incurred an additional $17,000,000 in principal amount of indebtedness. This indebtedness resulted in a ratio of long-term debt to stockholders' equity at December 31, 1998 of approximately 7.9 to 1.

     Accordingly, we will require substantial amounts of cash to fund scheduled payments of principal and interest on our 6% convertible debentures, future acquisitions and capital expenditures and working capital requirements. We may be required to raise additional funds through public or private financings, strategic relationships or other arrangements. We cannot be assured that such additional funding will be available or on terms satisfactory to us. A lack of adequate financing may adversely affect our ability to:

     . respond to changing business and economic conditions and competitive pressures;

     .  make future acquisitions;

     .  absorb negative operating results; or

     .  fund capital expenditures or increased working capital requirements.

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     WE HAVE CONTRACTUAL LIMITATIONS ON OUR ABILITY TO SECURE ADDITIONAL FUNDING

     Our ability to secure additional financing is limited by the terms of the indenture related to our 6% convertible debentures. Our ability to raise additional capital is also limited by a stock purchase agreement between us and Thermo Ecotek Corporation, one of our major stockholders; however, we have been advised by this major stockholder that it intends to sell its shares of common stock and the stock purchase agreement with this major stockholder will terminate when its stock has been sold.

     OUR ABILITY TO TAKE ADVANTAGE OF NET OPERATING LOSSES COULD BE LIMITED

     Under Section 382 of the Internal Revenue Code of 1986, the use of prior net operating losses is limited after an ''ownership change,'' as defined in
Section 382. The limitation, if applicable, is equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by a long-term interest rate specified by the Internal Revenue Code. The quoted market value of a stock is a factor to consider, but not necessarily a conclusive factor, in determining the fair value of a corporation's stock. Additional issuances of equity interests by us, including the issuance of shares of common stock upon the conversion of our 6% convertible debentures or on the exercise of outstanding warrants or options to purchase our common stock may result in an ownership change. In the event we achieve profitable operations, any significant limitation on the use of our net operating losses would have the effect of increasing our tax liability and reducing net income and available cash resources.

     OUR GENERAL PROJECT DEVELOPMENT IS UNCERTAIN

     The process of developing, permitting, financing and constructing K-Fuel(TM) production facilities is complex, lengthy and costly and subject to numerous risks, uncertainties and factors beyond our control, including cost overruns, delays, damage and technical delays. Only a small percentage of the projects that we evaluate and pursue may ultimately result in operating projects. As a result, we may not be able to recover any expenses that we incur in the evaluation and development of certain projects.

     CONTINUED DEVELOPMENT OF THE EXISTING K-FUEL FACILITY AND ITS FUTURE OWNERSHIP IS UNCERTAIN

     The existing K-Fuel facility was substantially completed in December 1996. Thermo Ecotek Corporation, which operates the facility and owns 95% of the partnership that owns the facility, has continued to refine and optimize operations at the K-Fuel facility, conducting extensive testing and producing commercially salable K-Fuel(TM) product. Thermo Ecotek has encountered difficulties in attempting to achieve optimal and sustained operations at this K-Fuel facility. Thermo Ecotek has also informed us that they do not intend to provide significant amounts of additional capital to implement solutions. Further, on May 24, 1999, Thermo Ecotek announced that its parent, Thermo Electron Corporation, has proposed the merger of Thermo Ecotek into Thermo Electron. In conjunction with the proposed merger, Thermo Ecotek announced that it will record pretax restructuring and other charges partially related to its decision to hold for sale its investment in the K-Fuel facility in Wyoming. Further, Thermo Ecotek has ceased operations at this facility and K-Fuel(TM) is no longer being produced. It is

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unlikely that the facility will reopen on a full-time basis until projects totaling $8 million to $12 million to modify the facility's waste management system and address other issues are completed. Since Thermo Ecotek has ceased operations at the Wyoming K-Fuel facility and will not pay for the project, a new partner will have to be identified to fund that cost. We are unable to predict the effect on us (including the recoverability of our investment related to this facility), if any, of Thermo Ecotek's cessation of operations at the Wyoming K-Fuel facility. We are, however, actively assisting Thermo Ecotek in soliciting offers to purchase the Wyoming K-Fuel facility and have begun related discussions with several interested parties; however we cannot give you any assurance as to when or if the Wyoming K-Fuel facility will be sold or when, if ever, it will resume operations.

     DEVELOPMENT OF FUTURE K-FUEL FACILITIES IS UNCERTAIN

     We cannot assure you that any K-Fuel facilities planned by Kennecott will not experience technical or operational problems similar or in addition to those experienced at the Wyoming K-Fuel facility. To the extent that other technical or operational problems materialize, they may adversely impact our ability to develop other K-Fuel(TM) projects or facilities.

     WE RELY ON STRATEGIC PARTNERS

     We have established relationships with strategic partners to exploit the K-Fuel(TM) technology, enhance the application of NeuSIGHT(TM) and further penetrate the NeuSIGHT(TM) market. Our success will depend upon our ability to maintain existing strategic relationships and develop and maintain additional relationships for the further development of our technologies. We are and will continue to be dependent upon our strategic partners to, among other things, fund the operations of the partnerships or the joint venture entities in which we own interests and to provide necessary technical, operational, personnel and other resources. While each of our strategic partners has an economic motivation to further the development of their respective joint ventures or projects with us, the amount of time and resources devoted to such joint ventures or projects will be controlled by our strategic partners and not by us. A decline in the financial prospects of a particular strategic partner could adversely affect such partner's commitment to a joint venture, which could materially harm us. Moreover, joint ventures or similar arrangements require us to have financial and other arrangements to meet our commitments to the joint ventures. We cannot assure you that we will be able to maintain existing strategic relationships, develop or maintain additional strategic relationships, meet our commitments with respect to our joint ventures or that our strategic partners will meet their commitments to any respective joint venture or project.

     WE ARE REQUIRED TO PAY THIRD PARTIES A PORTION OF LICENSING AND ROYALTY REVENUES

     We anticipate that a significant portion of our future revenues with respect to K-Fuel(TM) will be in the form of licensing and royalty payments from third party licensees operating commercial-scale production facilities of K-Fuel(TM). Pursuant to various license agreements we have executed, we are required to pay third parties a substantial portion of licensing and royalty revenues we receive. Amounts due under these agreements may restrict or limit our ability to pursue other commercialization opportunities with respect to K-Fuel(TM) because such payments will decrease cash flow from operations.

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     NO ESTABLISHED MARKET FOR BENEFICIATED FUEL PRODUCTS EXISTS

     Although we believe that a substantial market will develop both domestically and internationally for clean coal fuel products, an established market does not currently exist. As a result, the availability of accurate and reliable pricing information and transportation alternatives are not fully known. Our future success will be determined by our ability to establish a market for clean coal fuel products among potential customers such as electrical utility companies and industrial coal users. Further, potential users of our fuel products may be able to choose among alternative fuel supplies. Although we have successfully operated a K-Fuel(TM) technology demonstration plant, the market viability of the K-Fuel(TM) technology will not be known until we complete construction of one or more commercial-scale production facilities, either in the United States or internationally, that produce, on a consistent basis, commercial quantities of fuel and meet certain minimum performance specifications. We face the risk that commercial-scale production facilities when completed will be unable to generate sufficient market interest to continue in business. Further, we cannot assure you that the Wyoming K-Fuel facility or any other commercial-scale K-Fuel facility will be successful.

     THE MARKET FOR SOFTWARE IN CONNECTION WITH THE EFFICIENCY OF THE COMBUSTION OF COAL IS NEW AND UNCERTAIN

     Combustion and other optimization software relating to the production of coal or other similar products has only been used by the electric power business for a few years and has just recently gained market acceptance. We believe that market pressures caused by the developing deregulation of the electric power industry and the Clean Air Act will accelerate demand for and market acceptance of NeuSIGHT(TM) and related software products being developed at Pegasus. There can be no assurance, however, that NeuSIGHT(TM) or any related software products will experience growth or market acceptance.

     OUR MARKETS ARE COMPETITIVE

     We face competition from other companies in the clean coal and alternative fuel technology industries. Some of these companies have financial and managerial resources greater than ours and therefore may be able to offer products more competitively priced and more widely available than ours. Also, competitors' products may make our technology and products obsolete or non-competitive. Our future success may depend on our ability to adapt to such changing technologies and competition.

     WE ARE SUBJECT TO RISKS OF CHANGING LAWS

     A significant factor driving the creation of the United States market for K-Fuel(TM), other beneficiated coal products, NeuSIGHT(TM) and other optimization software products is the Clean Air Act, as amended by Title IV of the Clean Air Act Amendments of 1990. The Clean Air Act specifies various air emission requirements for electrical utility companies and industrial coal users. We believe that compliance with the air emission regulations by these coal users can be fully or partially met through the use of clean-burning fuel technologies, like K-Fuel(TM), and combustion optimization software, like NeuSIGHT(TM). We are unable to predict future regulatory

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changes and their impact on the demand for our products. A full or partial repeal or revision of the Clean Air Act would have a material adverse effect on our prospects.

     The United States Court of Appeals for the District of Columbia recently set aside certain air quality standards issued by the Environmental Protection Agency in 1997, stating that the standards could not be enforced as issued because the EPA's interpretation of the 1990 Clean Air Act in promulgating the new rules was an unconstitutional delegation of legislative power. The court remanded the case to the EPA for further consideration of all standards at issue. Pending judicial resolution of the validity of the EPA's air quality standards, some utilities may delay or abandon certain of their planned activities designed to achieve compliance with the 1990 Clean Air Act, which activities could include installation of the NeuSIGHT(TM) software. We cannot predict the extent of such delay or its impact on the demand for our products.

     WE RELY ON KEY PERSONNEL AND MUST BE ABLE TO RETAIN OR ATTRACT QUALIFIED PERSONNEL

     We believe that our performance is substantially dependent on the performance of senior management and key technical personnel. The inability to retain key managerial and technical personnel or attract and retain additional highly qualified managerial or technical personnel in the future could harm our business or financial condition.

     OUR INABILITY TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGY COULD HARM OUR BUSINESS

     Our success depends upon our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret rights to establish and protect our proprietary rights. We currently have a series of patents on our K-Fuel(TM) technology, however, competitors may successfully challenge the validity or scope of one or more of our patents or any future allowed patents. These patents alone and our rights with respect to NeuSIGHT(TM) may not provide us with any significant competitive advantage.

     Third parties could copy or otherwise obtain and use our products or technology without authorization or develop similar technology independently. We cannot easily police unauthorized use of our technologies. The protection of our proprietary rights may be inadequate and our competitors could independently develop similar technology, duplicate our solutions or design around any patents or other intellectual property rights we hold.

     As is common in the software industry, we may from time to time receive notices from third parties claiming infringement by our NeuSIGHT(TM) product or similar software of third party patent and other property rights. At this time, we have not filed suit against any competitor nor has another company claimed that our products infringe on its patent or intellectual property rights. Any claims, with or without merit, could be time-consuming or result in costly litigation that may materially harm our business.

     YEAR 2000 COMPLIANCE

     We are aware of the issues associated with the programming code in existing computer systems as the Year 2000 approaches. We have completed a comprehensive study of the possible effects of the Year 2000 issue on our informational technology and non-informational

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technology systems at both our principal offices and Pegasus' offices, and we believe them to be Year 2000 compliant. We have hired a third party consultant to perform an analysis on the systems located at our Gillette, Wyoming laboratory and demonstration plant facilities. Such analysis is expected to be completed in the fourth quarter of 1999.

     We have been advised that KFx Fuel Partners has decided not to undertake a Year 2000 analysis with respect to its IT and non-IT systems, including its manufacturing equipment. All operations at the Wyoming K-Fuel facility have ceased. Any activities related to Year 2000 issues are expected to be undertaken in connection with modifications to the facility by a new investor. Based on the recent age of the Wyoming K-Fuel facility, we do not expect that any remedial actions necessary with respect to the Wyoming K-fuel facility will be significant.

     With respect to Year 2000 issue compliance of Pegasus' NeuSIGHT(TM) and related software products, Pegasus' personnel has performed extensive analysis, with the assistance of third party consultants, and believes that the products are Year 2000 compliant. The remediation costs relative to these products were nominal.

     To date, no significant concerns have been identified as far as our internal operations. We cannot assure you, however, that Year 2000-related issues will not have a material adverse effect on our business, financial condition or results of operations.

     In addition, we substantially completed an assessment of the impact that the Year 2000 issue may have on other systems that support our operations, including, but not limited to, supplier systems, shipper systems, systems of suppliers of banking and other financial services, environmental control systems and building security systems. This analysis was largely based on interviews, certifications and other correspondence. At this time, we cannot determine the effects, if any, that any non-compliant systems of third parties may have on our business, financial condition or results of operations and we cannot assure you that the effects, if any, would not be material. Nevertheless, based on the analyses performed to date, we do not expect these third party systems to present a significant Year 2000 risk to our business, financial condition or results of operations.

     WE DO NOT EXPECT TO PAY CASH DIVIDENDS

     We have never paid any cash dividends and do not anticipate paying cash dividends in the foreseeable future. In addition, we are prohibited from paying dividends as long as any of our 6% convertible debentures are outstanding.

                          FORWARD LOOKING STATEMENTS

     This prospectus contains forward looking statements that have been made under the provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions are intended to identify forward looking statements. We have based these statements on our current expectations about future events. Although we believe that our expectations about future events are reasonable, we cannot assure you that these expectations will be achieved. Important factors that would cause our actual results to differ materially from

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the forward looking statements in this prospectus are described in the "Risk
Factors" and elsewhere in this prospectus. We urge you to carefully consider these factors. We caution you that any forward looking statements are not guarantees of future performance and involve significant risks and uncertainties and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. All forward looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock by the selling stockholder.

                              SELLING STOCKHOLDER

     This prospectus relates to the offer and sale from time to time of up to a total of 527,000 shares by Computer Associates International in the manner and under the circumstances described on the cover page of this prospectus and under "Plan of Distribution." There can be no assurance that Computer Associates International will sell any or all of the common stock offered by this prospectus. We do not know if, when or in what amount the selling stockholder may offer the common stock for sale. The selling stockholder has agreed not to sell any common stock until January 1, 2000 and to sell no more than 50,000 shares of common stock in any calendar month during the period from January 1, 2000 until June 30, 2000.

     The following table sets forth (i) the name of the selling stockholder;
(ii) any relationship they may have had with us during the last three years;
(iii) the number of shares of common stock owned by the selling stockholder;
(iv) the number of shares of common stock being offered in this prospectus; and
(v) the number of shares of common stock held by the selling stockholder and (if 1% or more) the percentage of the class of common stock owned by the selling stockholder after the completion of the offering described in this prospectus, assuming that all the shares are sold.

-----------------------------------------------------------------------------------------------
      NAME               RELATIONSHIP        SHARES OWNED            SHARES             SHARES
                                              BEFORE THIS        OFFERED IN THIS        OWNED
                                              OFFERING              PROSPECTUS       AFTER THIS
                                                                                      OFFERING
-----------------------------------------------------------------------------------------------
Computer            Fifteen (15%) owner of       527,000              527,000              0
Associates          an affiliated entity
International,      (Pegasus)
Inc.
-----------------------------------------------------------------------------------------------

     The selling stockholder and any broker or dealer to or through whom any of the common stock is sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the common stock offered hereby, and any profits realized by the selling stockholder or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the selling stockholder are not expected to exceed normal selling expenses for sales. The registration of the common stock under the Securities Act shall not be deemed an admission by the selling stockholder or us that the selling stockholder is an underwriter for purposes of the Securities Act of any common stock offered under this prospectus.

                             PLAN OF DISTRIBUTION

     We are registering the shares of common stock covered by this prospectus on behalf of the selling stockholder. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. Sales of shares may be effected by the selling stockholder from time to time in one or more types of transactions (which may include block transactions) on the American Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholder has advised us that is has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

     The selling stockholder may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     Because the selling stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the American Stock Exchange pursuant to Rule 153 under the Securities Act. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to its sales in the market.

     The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of such Rule.

     Upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

                                 LEGAL MATTERS

     Certain legal matters relating to the common stock to be offered hereby will be passed upon for us by Morrison & Foerster LLP, 370 17th Street, Suite 5200, Denver, Colorado 80202.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of KFx Inc. for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with those requirements, we file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of those documents upon payment of a duplicating fee, by writing to the SEC. Call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding the Company. The address of the site is http://www.sec.gov. The common stock is quoted on the American Stock Exchange. You may inspect reports and other information concerning us at the offices of The American Stock Exchange, Inc. at 86 Trinity Place, New York, New York 10006.

     The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. The following documents filed by us with the SEC are hereby incorporated by reference in this prospectus:

     (1) our Annual Report on Form 10-K for the year ended December 31, 1998;

     (2) our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     (3) our Current Report on Form 8-K dated June 29, 1999;

     (4) our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

     (5) our Current Report on Form 8-K dated August 27, 1999; and

     (6) the description of the common stock contained in our Registration Statement on Form 10-SB filed with the SEC on July 11, 1994.

     All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering covered by this prospectus will be deemed to be incorporated by reference into this prospectus and to be a part of the prospectus from the date of filing of such documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide, without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to KFx Inc. Attention: Corporate Secretary, 1999 Broadway, Suite 3200, Denver, Colorado 80202, telephone (303) 293-2992.